Exhibit 99.1

January 13, 2020

Destination XL Group, Inc. Announces Holiday Sales Results

CANTON, MA -- Destination XL Group, Inc. (NASDAQ:DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today announced that total sales for the 9-week holiday sales period ended January 4, 2020 (unaudited) increased 0.4% to $103.1 million as compared to $102.7 million for the 9-week holiday sales period ended January 5, 2019.  Comparable sales in our omni-channel retail business for the same period increased 0.4%.  Included in total sales are sales from our wholesale business of $3.4 million for the 9-week holiday sales period compared to $0.9 million for the same period last year.  Sales in our direct business comprised 27.4% of retail sales for the holiday period compared to 24.8% of retail sales in the prior year holiday period.

Based on the holiday sales results and expectations for the remainder of the fourth quarter, the Company expects comparable sales in our omni-channel retail business for the full year to be flat and free cash flow for the full year to be approximately break-even.

Harvey Kanter, President and CEO, commented, “Although our comparable sales performance was not to the level we expected, we delivered a net positive comparable sales result for the holiday season.  Management’s efforts and investment drove greater inflection over our third quarter trends in the direct business and meaningful growth in wholesale.  However, our store business struggled as we continued to observe a downtrend in store traffic that resulted in a low single-digit decrease in store comparable sales.”

The Company plans to report its actual fourth-quarter and fiscal 2019 financial results on March 19, 2020, when management also will conduct its quarterly conference call to discuss its results.  The earnings call will be hosted by Harvey Kanter, President and Chief Executive Officer, and Peter Stratton, Executive Vice President, Chief Financial Officer, and Treasurer.

Comparable sales in our omni-channel retail business includes stores that have been opened for at least 13 months and our direct business.  Sales from our wholesale business are not part of the Company’s comparable sales calculation.  Direct sales are defined as sales that originate online, whether through our website, at the store level or through a third party marketplace.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as and Toronto, Canada. Subsidiaries of Destination XL Group, Inc. operate DXL Men’s Big + Tall retail and outlet stores, Casual Male XL retail and outlet stores, and an e-commerce site at dxl.com. dxl.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: http://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations for comparable sales and free cash flow for fiscal 2019. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 22, 2019, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including the risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Investor Contact:

ICR, Inc.

Tom Filandro

646-277-1200

Source: Destination XL Group, Inc.